News Release

TransUnion Reports Fourth Quarter 2015 Results

•	Revenue of $386 million, an increase of 15 percent (19 percent on a constant currency basis) compared with the fourth quarter of 2014

•	Adjusted EBITDA of $137 million, an increase of 18 percent (22 percent on a constant currency basis) compared with the fourth quarter of 2014

•	Adjusted Diluted Earnings per Share of $0.31 compared with $0.21 in the fourth quarter of 2014

CHICAGO, Feb. 16, 2016 - TransUnion (NYSE: TRU, the “Company”) today announced financial results for the quarter ended December 31, 2015.

Total revenue was $386 million, an increase of 15 percent (19 percent on a constant currency basis) compared with the fourth quarter of 2014. Net income attributable to TransUnion was $19 million compared with a net loss attributable to TransUnion of $13 million in the fourth quarter of 2014. Diluted earnings per share were $0.10 compared with $(0.09) in the fourth quarter of 2014.

Adjusted EBITDA was $137 million, an increase of 18 percent (22 percent on a constant currency basis) compared with the fourth quarter of 2014, driven by the increase in revenue. Adjusted Net Income was $56 million, an increase of 82 percent compared with the fourth quarter of 2014. Adjusted Diluted Earnings per Share were $0.31 compared with $0.21 in the fourth quarter of 2014.

“TransUnion continued its strong momentum in the fourth quarter, delivering double-digit revenue and Adjusted EBITDA growth as well as 80 basis points of margin expansion,” said Jim Peck, TransUnion’s president and chief executive officer. “This caps off what has been an outstanding year of top and bottom-line growth for the company across our verticals, channels and geographies. In 2016, we will continue to execute on our long-term strategic growth plan and expect to deliver solid revenue and earnings growth as well as margin expansion.”

Fourth Quarter 2015 Segment Highlights

U.S. Information Services (USIS)

Total USIS revenue was $245 million, an increase of 17 percent compared with the fourth quarter of 2014, driven by double-digit revenue growth across all platforms. Online Data Services revenue was $158 million, an increase of 16 percent, driven primarily by an increase in credit report volumes. Marketing Services revenue was $42 million, an increase of 17 percent, due primarily to an increase in demand for custom data sets and archive information driven by demand for new solutions and revenue from acquisitions. Decision Services revenue was $45 million, an increase of 23 percent, due primarily to revenue growth in the healthcare and insurance markets and revenue from the acquisition of DHI.

Operating income was $33 million, an increase of 50 percent compared with the fourth quarter of 2014. Adjusted Operating Income was $79 million, an increase of 16 percent compared with the fourth quarter of 2014. The increase in Adjusted Operating Income was due primarily to the increase in revenue, along with savings enabled by the initiative to transform our technology platform, partially offset by increased variable compensation related to the financial performance of the business, investments in key strategic growth initiatives and additional depreciation and amortization.

International

International revenue was $70 million, a decrease of 1 percent (increase of 17 percent on a constant currency basis) compared with the fourth quarter of 2014. Developed markets revenue was $25 million, an increase of 3 percent (15 percent on a constant currency basis) compared with the fourth quarter of 2014. Emerging markets revenue was $44 million, a decrease of 3 percent (increase of 17 percent on a constant currency basis) compared with the fourth quarter of 2014.

Operating income was $9 million, an increase of 20 percent compared with the fourth quarter of 2014. Adjusted Operating Income was $20 million, a decrease of 7 percent compared with the fourth quarter of 2014. On a constant currency basis, Adjusted Operating Income increased 11 percent, driven by the increase in revenue, partially offset by increased variable compensation related to the financial performance of the business and investments in cost management initiatives to drive operating efficiencies and long-term margin expansion.

Consumer Interactive

Consumer Interactive revenue was $77 million, an increase of 30 percent compared with the fourth quarter of 2014, driven by an increase in revenue from both the direct and indirect channels.

Operating income was $29 million, an increase of 29 percent compared with the fourth quarter of 2014. Adjusted Operating Income was $31 million, an increase of 21 percent compared with the fourth quarter of 2014. The increase in Adjusted Operating Income was driven primarily by the increase in revenue, partially offset by an increase in variable and non-variable product costs and increased variable compensation related to the financial performance of the business.

Full Year 2015 Highlights

•	Revenue was $1,507 million, an increase of 15 percent (18 percent on a constant currency basis) compared with the full year of 2014

•	Adjusted EBITDA was $527 million, an increase of 16 percent (19 percent on a constant currency basis) compared with the full year of 2014

•	Adjusted Diluted Earnings per Share were $1.09 compared with $0.81 in the full year of 2014

Total revenue was $1,507 million, an increase of 15 percent (18 percent on a constant currency basis) compared with the full year of 2014, driven by broad-based growth across all three segments. USIS revenue was $952 million, an increase of 15 percent compared with the full year of 2014. International revenue was $270 million, an increase of 5 percent (19 percent on a constant currency basis) compared with the full year of 2014. Consumer Interactive revenue was $301 million, an increase of 31 percent compared with the full year of 2014.

Net income attributable to TransUnion was $6 million compared with a net loss attributable to TransUnion of $13 million for the full year of 2014. Diluted earnings per share were $0.04 compared with $(0.09) for the full year of 2014.

Adjusted EBITDA was $527 million, an increase of 16 percent (19 percent on a constant currency basis) compared with the full year of 2014, driven by the increase in revenue. Adjusted Net Income was $182 million, an increase of 51 percent compared with the full year of 2014. Adjusted Diluted Earnings per Share were $1.09 compared with $0.81 in the full year of 2014.

Liquidity and Capital Resources

Cash and cash equivalents were $133 million at December 31, 2015 and $78 million at December 31, 2014. Total debt, including the current portion of long-term debt, decreased to $2.2 billion at December 31, 2015 compared with $2.9 billion at December 31, 2014, primarily due to the repayment of debt with proceeds from the Company's initial public offering.

For the twelve months ended December 31, 2015, cash provided by operating activities was $309 million compared with $154 million for the same period in 2014, due primarily to the increase in revenue along with a decrease in cash paid for interest. Cash used in investing activities was $197 million compared with $276 million for the same period in 2014, due to lower acquisition activity and lower capital expenditures. Capital expenditures were $132 million compared with $155 million for the same period in 2014. Total capital expenditures were lower in 2015 than 2014 as the improvements to the Company’s corporate headquarters are complete and investments in the initiative to transform its technology platform have decreased. Cash used in financing activities was $51 million compared to a source of cash of $92 million for the same period in 2014, due primarily to the net pay down of debt, partially offset by the net proceeds from the Company's initial public offering.

2016 Full Year Outlook

For the full year of 2016, consolidated revenue is expected to be between $1.6 billion and $1.62 billion, an increase of approximately 8 to 10 percent on a constant currency basis compared with the full year of 2015. Adjusted EBITDA is expected to be between $580 million and $590 million, an increase of approximately 12 to 14 percent on a constant currency basis. Adjusted EBITDA Margin is expected to be approximately 36%. Adjusted Diluted Earnings per Share is expected to be between $1.24 and $1.28.

This guidance includes approximately 2 percent revenue growth from acquisitions as well as approximately 2 percent declines in revenue and Adjusted EBITDA due to foreign exchange rates.

2016 First Quarter Outlook

For the first quarter of 2016, consolidated revenue is expected to be between $377 million and $380 million, an increase of approximately 10 to 11 percent on a constant currency basis compared with the first quarter of 2015. Adjusted EBITDA is expected to be between $127 million and $129 million, an increase of approximately 14 to 16 percent on a constant currency basis. Adjusted Diluted Earnings per Share is expected to be between $0.26 and $0.27.

This guidance includes approximately 1 percent revenue growth from acquisitions as well as approximately 3 percent declines in revenue and Adjusted EBITDA due to foreign exchange rates.

Earnings Webcast Details

In conjunction with this release, TransUnion will host a conference call and webcast today at 4:00 p.m. Central time to discuss the business results for the quarter and certain forward-looking information. This session may be accessed at www.transunion.com/tru. A replay of the call will also be available at this website following the conclusion of the call.

About TransUnion

TransUnion is a leading global risk and information solutions provider to businesses and consumers. The Company provides consumer reports, risk scores, analytical services and decisioning capabilities to businesses. Businesses embed its solutions into their process workflows to acquire new customers, assess consumer ability to pay for services, identify cross-selling opportunities, measure and manage debt portfolio risk, collect debt, verify consumer identities and investigate potential fraud. Consumers use its solutions to view their credit profiles and access analytical tools that help them understand and manage their personal information and take precautions against identity theft. www.transunion.com

Availability of Information on TransUnion's Website

Investors and others should note that TransUnion routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the TransUnion Investor Relations website. While not all of the information that the Company posts to the TransUnion Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in TransUnion to review the information that it shares on www.transunion.com/tru.

Non-GAAP Financial Measures

This earnings release presents certain growth rates on schedule 1 assuming foreign currency exchange rates are consistent between years. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates. This earnings release also presents Adjusted EBITDA, Adjusted EBITDA Margin, segment Adjusted Operating Income, segment Adjusted Operating Margin, Adjusted Effective Tax Rate, Adjusted Net Income (Loss) and Adjusted Diluted Earnings per Share. These are important financial measures for the Company but are not financial measures as defined by GAAP. We present these financial measures as supplemental measures of our operating performance because we believe they provide meaningful information regarding our performance and provide a basis to compare operating results between periods. In addition, our board of directors and executive management team use Adjusted EBITDA as a compensation measure. These financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of GAAP. Other companies in our industry may define or calculate these measures differently than we do, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP, including operating income, operating margin, effective tax rate, net income (loss) attributable to the Company, earnings per share or cash provided by operating activities. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the attached Schedules.

Adjusted EBITDA is defined as net income (loss) attributable to TransUnion plus net interest expense, plus (less) provision (benefit) for income taxes, plus depreciation and amortization, plus stock-based compensation, plus mergers and acquisitions, divestitures and business optimization expenses, plus technology transformation expenses, plus (less) certain other expenses (income). Adjusted Operating Income is defined as operating income plus stock-based compensation, plus mergers and acquisitions, divestitures and business optimization expenses, plus technology transformation expenses, plus (less) certain other expenses (income), plus amortization of certain intangible assets. Adjusted Effective Tax Rate is defined as adjusted provision for income taxes divided by adjusted income before income taxes. Adjusted Net Income is defined as net income (loss) attributable to TransUnion plus stock-based compensation, plus mergers and acquisitions, divestitures and business optimization expenses, plus technology transformation expenses, plus (less) certain other expenses (income), plus amortization of certain intangible assets, plus or minus changes in provision for income taxes. Adjusted Earnings per Share is defined as Adjusted Net Income divided by weighted-average shares outstanding.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of TransUnion’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Any statements made in this earnings release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions. Factors that could cause actual results to differ materially from those described in the forward-looking statements include macroeconomic and industry trends and adverse developments in the debt, consumer credit and financial services markets; our ability to provide competitive services and prices; our ability to retain or renew existing agreements with large or long-term customers; our ability to maintain the security and integrity of our data; our ability to deliver services timely without interruption; our ability to maintain our access to data sources; government regulation and changes in the regulatory environment; litigation or regulatory proceedings; our ability to effectively manage our costs; economic and political stability in international markets where we operate; our ability to effectively develop and maintain strategic alliances and joint ventures; our ability to timely develop new services and the market’s willingness to adopt our new services; our ability to manage and expand our operations and keep up with rapidly changing technologies; our ability to timely complete our multi-year technology transformation; our ability to make acquisitions and integrate the operations of acquired businesses; our ability to protect and enforce our intellectual property, trade secrets and other forms of unpatented intellectual property; our ability to defend our intellectual property from infringement claims by third parties; the ability of our outside service providers and key vendors to fulfill their obligations to us; further consolidation in our end-customer markets; the increased availability of free or inexpensive consumer information; losses against which we do not insure; our ability to make timely payments of principal and interest on our indebtedness; our ability to satisfy covenants in the agreements governing our indebtedness; our ability to maintain our liquidity; our reliance on key management personnel; our controlling stockholders; and other one-time events and other factors that can be found in our Annual Report on Form 10-K for the year ended December 31, 2014, as modified in any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange Commission and are available on TransUnion's website (www.transunion.com/tru) and on the Securities and Exchange Commission's website (www.sec.gov). Many of these factors are beyond our control. The forward-looking statements contained in this earnings release speak only as of the date of this earnings release. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this earnings release.

For More Information

E-mail:        Investor.Relations@transunion.com
Telephone:    312.985.2860

TRANSUNION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except per share data)

	December 31, 2015 Unaudited	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$133.2	$77.9
Trade accounts receivable, net of allowance of $4.2 and $2.4	228.3	200.4
Other current assets	66.0	122.7
Total current assets	427.5	401.0
Property, plant and equipment, net of accumulated depreciation and amortization of $174.3 and $123.4	183.0	181.4
Goodwill	1,983.4	2,023.9
Other intangibles, net of accumulated amortization of $615.3 and $407.8	1,770.1	1,939.6
Other assets	82.7	119.9
Total assets	$4,446.7	$4,665.8
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$105.4	$106.5
Short-term debt and current portion of long-term debt	43.9	74.0
Other current liabilities	146.7	149.4
Total current liabilities	296.0	329.9
Long-term debt	2,164.6	2,865.9
Deferred taxes	588.4	676.8
Other liabilities	27.8	22.1
Total liabilities	3,076.8	3,894.7
Redeemable noncontrolling interests	2.9	23.4
Stockholders’ equity:
Common stock, $0.01 par value; 1.0 billion and 200.0 million shares authorized at December 31, 2015 and December 31, 2014; 183.0 million and 148.5 million shares issued as of December 31, 2015 and December 31, 2014, respectively; and 182.3 million and 147.9 million shares outstanding as of December 31, 2015 and December 31, 2014, respectively	1.8	1.5
Additional paid-in capital	1,850.3	1,137.6
Treasury stock at cost; 0.7 million shares at December 31, 2015 and December 31, 2014	(4.6)	(4.3)
Accumulated deficit	(424.3)	(430.2)
Accumulated other comprehensive loss	(191.8)	(117.5)
Total TransUnion stockholders’ equity	1,231.4	587.1
Noncontrolling interests	135.6	160.6
Total stockholders’ equity	1,367.0	747.7
Total liabilities and stockholders’ equity	$4,446.7	$4,665.8

TRANSUNION AND SUBSIDIARIES
Consolidated Statements of Income
(in millions, except per share data)

	Three Months Ended December 31, 2015 Unaudited	Three Months Ended December 31, 2014 Unaudited	Twelve Months Ended December 31, 2015 Unaudited	Twelve Months Ended December 31, 2014
Revenue	$386.1	$335.6	$1,506.8	$1,304.7
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	139.4	121.2	531.6	500.2
Selling, general and administrative	128.6	126.9	499.7	434.9
Depreciation and amortization	69.2	67.1	278.4	241.2
Total operating expenses	337.2	315.2	1,309.7	1,176.3
Operating income	48.9	20.4	197.1	128.4
Non-operating income and expense
Interest expense	(19.8)	(44.5)	(134.2)	(190.0)
Interest income	0.9	1.0	3.8	3.3
Earnings from equity method investments	2.3	2.5	8.8	12.5
Other income and (expense), net	(4.2)	(1.9)	(48.9)	44.0
Total non-operating income and expense	(20.8)	(42.9)	(170.5)	(130.2)
Income (loss) before income taxes	28.1	(22.5)	26.6	(1.8)
(Provision) benefit for income taxes	(7.0)	11.8	(11.3)	(2.6)
Net income (loss)	21.1	(10.7)	15.3	(4.4)
Less: net income attributable to noncontrolling interests	(1.9)	(2.4)	(9.4)	(8.1)
Net income (loss) attributable to TransUnion	$19.2	$(13.1)	$5.9	$(12.5)

Earnings per share:
Basic	$0.11	$(0.09)	$0.04	$(0.09)
Diluted	$0.10	$(0.09)	$0.04	$(0.09)

Weighted average shares outstanding:
Basic	182.2	147.7	165.3	147.3
Diluted	183.9	147.7	166.8	147.3

TRANSUNION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in millions)

	Twelve Months Ended December 31, 2015 Unaudited	Twelve Months Ended December 31, 2014
Cash flows from operating activities:
Net income (loss)	$15.3	$(4.4)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	278.4	241.2
Net loss (gain) on debt refinancing transactions	37.6	(33.1)
Gain on fair value adjustment of cost and equity method investment	—	(22.2)
Impairment of cost method investment	—	4.1
Amortization and net loss on fair value of hedge instruments	1.2	0.6
Equity in net income of affiliates, net of dividends	(0.1)	(3.3)
Deferred taxes	(17.3)	(20.8)
Amortization of senior notes purchase accounting fair value adjustment and note discount	1.2	(5.8)
Amortization of deferred financing fees	4.9	7.3
Stock-based compensation	9.0	8.0
Provision for losses on trade accounts receivable	3.2	3.2
Other	1.4	1.3
Changes in assets and liabilities:
Trade accounts receivable	(39.2)	(36.3)
Other current and long-term assets	13.8	2.0
Trade accounts payable	1.3	6.1
Other current and long-term liabilities	(1.6)	6.4
Cash provided by operating activities	309.1	154.3
Cash flows from investing activities:
Capital expenditures	(132.2)	(155.2)
Proceeds from sale of trading securities	1.0	1.5
Purchases of trading securities	(1.5)	(2.1)
Proceeds from sale of other investments	12.4	9.7
Purchases of other investments	(15.5)	(15.1)
Proceeds from sale of other assets	—	1.0
Acquisitions and purchases of noncontrolling interests, net of cash acquired	(70.4)	(119.9)
Acquisition-related deposits, net	9.1	4.1
Cash used in investing activities	(197.1)	(276.0)
Cash flows from financing activities:
Proceeds from Senior Secured Term Loan B	1,881.0	1,895.3
Extinguishment of Senior Secured Term Loan B	(1,881.0)	(1,120.5)
Proceeds from Senior Secured Term Loan A	350.0	—

TRANSUNION AND SUBSIDIARIES
Consolidated Statements of Cash Flows - Continued
(in millions)

	Twelve Months Ended December 31, 2015 Unaudited	Twelve Months Ended December 31, 2014
Extinguishment of 9.625% and 8.125% Senior Notes	(1,000.0)	—
Extinguishment of 11.375% senior unsecured notes	—	(645.0)
Proceeds from revolving line of credit	35.0	78.5
Payment on revolving line of credit	(85.0)	(28.5)
Repayments of debt	(38.2)	(25.6)
Termination of interest rate swaps	(2.7)	—
Proceeds from initial public offering	764.5	—
Underwriter fees and other costs on initial public offering	(49.8)	—
Debt financing fees (2015 and 2014 fees include prepayment premiums on early terminations)	(18.2)	(61.5)
Proceeds from issuance of common stock and exercise of stock options	2.8	9.6
Treasury stock purchases	(0.3)	(0.2)
Distributions to noncontrolling interests	(10.8)	(10.4)
Excess tax benefit	1.4	—
Other	—	0.2
Cash (used in) provided by financing activities	(51.3)	91.9
Effect of exchange rate changes on cash and cash equivalents	(5.4)	(3.5)
Net change in cash and cash equivalents	55.3	(33.3)
Cash and cash equivalents, beginning of period	77.9	111.2
Cash and cash equivalents, end of period	$133.2	$77.9

SCHEDULE 1
TRANSUNION AND SUBSIDIARIES
As Reported and Constant Currency Growth Rates - Unaudited

	Three Months Ended December 31, 2015 Percent Change	Twelve Months Ended December 31, 2015 Percent Change
Consolidated:
Revenue as reported	15.0%	15.5%
Revenue constant currency	18.8%	18.3%

Operating income	139.3%	53.5%
Operating income constant currency	151.3%	57.8%
Adjusted Operating Income	16.5%	14.2%
Adjusted Operating Income constant currency	20.6%	17.0%

Adjusted EBITDA	17.7%	15.9%
Adjusted EBITDA constant currency	21.5%	18.6%

International:
International Consolidated
Revenue as reported	(1.1)%	4.6%
Revenue constant currency	16.6%	18.7%

Operating income	20.1%	(7.1)%
Operating income constant currency	53.9%	17.4%
Adjusted Operating Income	(7.4)%	(0.8)%
Adjusted Operating Income constant currency	11.0%	14.1%

Developed Markets
Revenue as reported	3.0%	2.9%
Revenue constant currency	14.9%	13.4%

Emerging Markets
Revenue as reported	(3.3)%	5.6%
Revenue constant currency	17.4%	21.6%
Constant currency percentage changes assume foreign currency exchange rates are consistent between years. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates.

SCHEDULE 2
TRANSUNION AND SUBSIDIARIES
EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin - Unaudited
(dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenue	$386.1	$335.6	$1,506.8	$1,304.7

Reconciliation of net income (loss) attributable to TransUnion to Adjusted EBITDA
Net income (loss) attributable to TransUnion	$19.2	$(13.1)	$5.9	$(12.5)
Net interest expense	18.9	43.5	130.4	186.7
(Provision) benefit for income taxes	7.0	(11.8)	11.3	2.6
Depreciation and amortization	69.2	67.1	278.4	241.2
EBITDA	114.3	85.7	426.0	418.0
Adjustments to EBITDA:
Stock-based compensation(1)	8.4	2.2	22.3	10.6
Mergers and acquisitions, divestitures and business optimization(2)	5.0	11.5	8.0	19.7
Technology transformation(3)	8.4	2.8	26.9	18.7
Other(4)	0.8	14.1	43.5	(12.7)
Total adjustments to EBITDA	22.6	30.6	100.7	36.3
Adjusted EBITDA	$136.9	$116.3	$526.7	$454.3

EBITDA margin	29.6%	25.5%	28.3%	32.0%
Adjusted EBITDA Margin	35.5%	34.6%	35.0%	34.8%
As a result of displaying amounts in millions, rounding differences may exist in the table above.

(1)	Consisted of stock-based compensation and cash-settled stock-based compensation.

(2)
For the three and twelve months ended December 31, 2015, consisted of the following adjustments to operating income: a $(0.7) million and $(0.1) million reduction in contingent consideration expense from previous acquisitions, $2.1 million and $2.1 million of business optimization expenses, and a $0 million and $0.3 million loss on divestiture of a business operation. For the three and twelve months ended December 31, 2015, consisted of the following adjustments to non-operating income and expense: $3.6 million and $5.8 million of acquisition expenses and $0 million and $(0.1) million of miscellaneous.

For the three and twelve months ended December 31, 2014, consisted of the following adjustments to operating income: $6.2 million and $17.2 million of merger and acquisition integration expenses; $5.7 million and $15.8 million of business optimization expenses; $0 million and $1.5 million adjustment for contingent consideration expense from previous acquisitions; and $0.2 million and $1.2 million of miscellaneous. For the three and twelve months ended December 31, 2014, consisted of the following adjustments to non-operating income and expense: $(0.5) million and $(22.2) million of remeasurement gains of our previously held equity interests upon purchase and consolidation of Credit Information Bureau (India) Limited and L2C, Inc.; a $(0.4) million and $4.1 million impairment charge for a cost-method investment that sold its assets and liquidated; $0.9 million and $2.9 million of acquisition expenses; and $(0.6) million and $(0.8) million of miscellaneous.
(3)Represented costs associated with a project to transform our technology infrastructure.

(4)
For the three and twelve months ended December 31, 2015, consisted of the following adjustments to operating income: $0 million and $(0.5) million of miscellaneous. For the three and twelve months ended December 31, 2015, consisted of the following adjustments to non-operating income and expense: $0 million and $37.6 million of debt refinancing expenses; $0.6 million and $3.6 million of currency remeasurement of our foreign operations; $(0.4) million gain and $0.7 million loss related to mark-to-market ineffectiveness of our interest rate hedge; $0.4 million and $1.4 million of loan fees; and $0.2 million and $0.7 million of miscellaneous.

For the three and twelve months ended December 31, 2014, consisted of the following adjustments to operating income: $8.1 million and $8.1 million charge for certain legal and regulatory matters; $2.4 million and $3.9 million of expenses for sales and use tax matters; and $1.4 million and $3.5 million of other miscellaneous items. For the three and twelve months ended December 31, 2014, consisted of the following adjustments to non-operating income and expense: a $0 million and $(33.1) million gain on prepayment of debt, net of prepayment premium and expenses; $0.4 million and $1.1 million of currency remeasurement losses of our foreign operations; $0.7 million and $0.3 million of mark-to-market losses related to ineffectiveness of our interest rate hedge; $0.4 million and $1.9 million of loan fees; and $0.7 million and $1.6 million of miscellaneous.

SCHEDULE 3
TRANSUNION AND SUBSIDIARIES
Adjusted Net Income and Adjusted Earnings Per Share - Unaudited
(in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net income (loss) attributable to TransUnion	$19.2	$(13.1)	$5.9	$(12.5)
Adjustments before income tax items:
Stock-based compensation(1)	8.4	2.2	22.3	10.6
Mergers and acquisitions, divestitures and business optimization(2)	5.0	11.5	8.0	19.7
Technology transformation(3)	8.4	2.8	26.9	18.7
Other(4)	0.2	13.2	41.4	(16.0)
Amortization of certain intangible assets (5)	43.1	45.2	175.5	161.8
Total adjustments before income tax items	65.1	74.9	274.1	194.8
Change in provision for income taxes per schedule 4	(28.2)	(31.0)	(97.9)	(62.0)
Adjusted Net Income	$56.1	$30.8	$182.1	$120.3

Adjusted Earnings per Share:
Basic	$0.31	$0.21	$1.10	$0.82
Diluted(6)	$0.31	$0.21	$1.09	$0.81

Weighted-average shares outstanding:
Basic	182.2	147.7	165.3	147.3
Diluted(6)	183.9	148.7	166.8	148.0
As a result of displaying amounts in millions, rounding differences may exist in the table above.

(1)	Consisted of stock-based compensation and cash-settled stock-based compensation.

(2)
For the three and twelve months ended December 31, 2015, consisted of the following adjustments to operating income: a $(0.7) million and $(0.1) million reduction in contingent consideration expense from previous acquisitions, $2.1 million and $2.1 million of business optimization expenses, and a $0 million and $0.3 million loss on divestiture of a business operation. For the three and twelve months ended December 31, 2015, consisted of the following adjustments to non-operating income and expense: $3.6 million and $5.8 million of acquisition expenses and $0 million and $(0.1) million of miscellaneous.

For the three and twelve months ended December 31, 2014, consisted of the following adjustments to operating income: $6.2 million and $17.2 million of merger and acquisition integration expenses; $5.7 million and $15.8 million of business optimization expenses; $0 million and $1.5 million adjustment for contingent consideration expense from previous acquisitions; and $0.2 million and $1.2 million of miscellaneous. For the three and twelve months ended December 31, 2014, consisted of the following adjustments to non-operating income and expense: $(0.5) million and $(22.2) million of remeasurement gains of our previously held equity interests upon purchase and consolidation of Credit Information Bureau (India) Limited and L2C, Inc.; a $(0.4) million and $4.1 million impairment charge for a cost-method investment that sold its assets and liquidated; $0.9 million and $2.9 million of acquisition expenses; and $(0.6) million and $(0.8) million of miscellaneous.

(3)	Represented costs associated with a project to transform our technology infrastructure.

(4)
For the three and twelve months ended December 31, 2015, consisted of the following adjustments to operating income: $0 million and $(0.5) million of miscellaneous. For the three and twelve months ended December 31, 2015, consisted of the following adjustments to non-operating income and expense: $0 million and $37.6 million of debt refinancing expenses; $0.6 million and $3.6 million of currency remeasurement of our foreign operations; and $(0.4) million gain and $0.7 million loss related to mark-to-market ineffectiveness of our interest rate hedge.

For the three and twelve months ended December 31, 2014, consisted of the following adjustments to operating income: $8.1 million and $8.1 million charge for certain legal and regulatory matters; $2.4 million and $3.9 million of expenses for sales and use tax matters; and $1.4 million and $3.5 million of other miscellaneous items. For the three and twelve months ended December 31, 2014, consisted of the following adjustments to non-operating income and expense: a $0 million and $(33.1) million gain on prepayment of debt, net of prepayment premium and expenses; $0.4 million and $1.1 million of currency remeasurement losses of our foreign operations; $0.7 million and $0.3 million of mark-to-market losses related to ineffectiveness of our interest rate hedge; and $0.2 million and $0.2 million of miscellaneous.

(5)	Consisted of amortization of intangible assets from our 2012 change in control and amortization of acquired intangible assets that were established subsequent to our 2012 change in control.

(6)
For the three and twelve months ended December 31, 2014, all outstanding stock awards were anti-dilutive since we reported a net loss attributable to TransUnion on a GAAP basis in those periods. On an As Adjusted basis, we reported net income in all periods and reflect the weighted-average diluted shares outstanding for all periods in the table above. In addition, as of December 31, 2015, there were less than 0.1 million anti-dilutive shares outstanding and 6.1 million contingently issuable market-based stock awards excluded from the diluted earnings per share calculations because the market conditions had not been met.

SCHEDULE 4
TRANSUNION AND SUBSIDIARIES
Effective Tax Rate and Adjusted Effective Tax Rate - Unaudited
(dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Income (loss) before income taxes	$28.1	$(22.5)	$26.6	$(1.8)
Total adjustments before income taxes per Schedule 3	65.1	74.9	274.1	194.8
Adjusted income before income taxes	$93.2	$52.4	$300.7	$193.0

(Provision) benefit for income taxes	(7.0)	11.8	(11.3)	(2.6)
Adjustments for income taxes:
Tax effect of above adjustments(1)	(21.0)	(29.2)	(94.8)	(76.4)
Eliminate impact of adjustments for unremitted foreign earnings(2)	(3.6)	(11.7)	—	0.5
Eliminate impact of acquisition-related items(3)	—	9.2	—	10.7
Other(4)	(3.6)	0.7	(3.1)	3.2
Total adjustments for income taxes	(28.2)	(31.0)	(97.9)	(62.0)
Adjusted provision for income taxes	$(35.2)	$(19.2)	$(109.2)	$(64.6)

Effective tax rate	24.9%	52.4%	42.4%	(144.2)%
Adjusted Effective Tax Rate	37.8%	36.7%	36.3%	33.5%
As a result of displaying amounts in millions, rounding differences may exist in the table above.

(1)	Tax rates used to calculate the tax expense impact are based on the nature of each item.

(2)
Eliminates the impact of certain adjustments related to our deferred tax liability for unremitted earnings, including the lapse of the look-through rule under Subpart F of the Internal Revenue Code and a discrete change from the foreign tax credit to the foreign tax deduction methodology in 2014.

(3)	Eliminates the impact of certain acquisition-related items, primarily deferred taxes established related to our pre-consolidation CIBIL investment.

(4)	Eliminates the impact of state tax rate changes on deferred taxes, valuation allowances on foreign net operating losses, and valuation allowances on capital losses and other discrete adjustments.

SCHEDULE 5
TRANSUNION AND SUBSIDIARIES
Adjusted Operating Income, Operating Margin and Adjusted Operating Margin - Unaudited
(dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenue:
Online Data Services	$157.8	$136.0	$628.4	$554.8
Marketing Services	42.0	35.9	150.3	134.5
Decision Services	45.0	36.5	173.2	138.5
Total USIS	244.8	208.4	951.9	827.8
Developed Markets	25.3	24.6	95.2	92.6
Emerging Markets	44.5	46.0	174.4	165.1
Total International	69.8	70.6	269.6	257.7
Consumer Interactive	77.4	59.5	301.0	230.6
Total revenue, gross	$392.0	$338.5	$1,522.5	$1,316.1

Intersegment revenue eliminations:
USIS Online	$(5.0)	$(2.3)	$(12.5)	$(9.2)
International Developed Markets	(0.7)	(0.5)	(2.6)	(1.7)
International Emerging Markets	(0.2)	(0.1)	(0.6)	(0.5)
Interactive	—	—	—	—
Total intersegment revenue eliminations	(5.9)	(2.9)	(15.7)	(11.4)
Total revenue as reported	$386.1	$335.6	$1,506.8	$1,304.7

Gross operating income by segment:
USIS operating income	$33.2	$22.2	$157.6	$118.6
International operating income	8.7	7.2	21.2	22.8
Consumer Interactive operating income	29.2	22.6	110.1	77.1
Corporate operating loss	(22.2)	(31.6)	(91.8)	(90.1)
Total operating income	$48.9	$20.4	$197.1	$128.4

Intersegment operating income eliminations:
USIS	$(4.6)	$(1.9)	$(11.0)	$(7.7)
International	(0.6)	(0.2)	(1.9)	(0.6)
Consumer Interactive	5.2	2.1	12.9	8.3
Corporate	—	—	—	—
Total eliminations	$—	$—	$—	$—

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Reconciliation of operating income to Adjusted Operating Income:
USIS operating income	$33.2	$22.2	$157.6	$118.6
Stock-based compensation(1)	5.6	0.8	8.9	4.2
Mergers and acquisitions, divestitures and business optimization(2)	(0.7)	9.6	(0.1)	27.6
Technology transformation(3)	7.9	2.8	25.2	18.0
Other(4)	—	0.8	(0.5)	2.3
Amortization of certain intangible assets(5)	33.1	32.4	132.1	117.0
Adjusted USIS Operating Income	79.1	68.4	323.2	287.8

International operating income	8.7	7.2	21.2	22.8
Stock-based compensation(1)	1.9	0.6	9.7	3.3
Mergers and acquisitions, divestitures and business optimization(2)	—	—	0.3	2.7
Technology transformation(3)	0.5	0.1	1.7	0.7
Other(4)	—	2.4	—	2.6
Amortization of certain intangible assets(5)	8.5	10.8	36.6	37.9
Adjusted International Operating Income	19.5	21.1	69.4	70.0

Consumer Interactive operating income	29.2	22.6	110.1	77.1
Stock-based compensation(1)	0.1	0.1	0.4	0.3
Other(4)	—	0.8	—	2.5
Amortization of certain intangible assets(5)	1.5	2.1	6.8	6.9
Adjusted Consumer Interactive Operating Income	30.9	25.5	117.3	86.8

Corporate operating loss	(22.2)	(31.6)	(91.8)	(90.1)
Stock-based compensation(1)	0.8	0.7	3.3	2.8
Mergers and acquisitions, divestitures and business optimization(2)	2.1	2.5	2.1	5.5
Other	—	8.0	—	8.0
Adjusted Corporate Operating Income	(19.2)	(20.4)	(86.3)	(73.8)

Total operating income	48.9	20.4	197.1	128.4
Stock-based compensation(1)	8.4	2.2	22.3	10.6
Mergers and acquisitions, divestitures and business optimization(2)	1.4	12.1	2.3	35.7
Technology transformation(3)	8.4	2.8	26.9	18.7
Other(4)	—	11.9	(0.5)	15.5
Amortization of certain intangible assets(5)	43.1	45.2	175.5	161.8
Total operating income adjustments	61.4	74.3	226.5	242.4
Total Adjusted Operating Income	$110.3	$94.7	$423.6	$370.8

Operating margin(6):
USIS	13.6%	10.7%	16.6%	14.3%
International	12.4%	10.2%	7.9%	8.8%
Consumer Interactive	37.8%	38.0%	36.6%	33.5%
Total operating margin	12.7%	6.1%	13.1%	9.8%

Adjusted Operating Margin(6):
USIS	32.3%	32.8%	34.0%	34.8%
International	28.0%	29.9%	25.7%	27.1%
Consumer Interactive	39.9%	42.8%	39.0%	37.7%
Total Adjusted Operating Margin	28.6%	28.2%	28.1%	28.4%

As a result of displaying amounts in millions, rounding differences may exist in the table above.

(1)	Consisted of stock-based compensation and cash-settled stock-based compensation.

(2)
For the three and twelve months ended December 31, 2015, consisted of the following adjustments to operating income: a $(0.7) million and $(0.1) million adjustment for contingent consideration expense from previous acquisitions (USIS); $2.1 million and $2.1 million of business optimization expenses (Corporate); and a $0 million and $0.3 million loss on divestiture of a business operation (International).

For the three and twelve months ended December 31, 2014, consisted of the following adjustments to operating income: $6.2 million and $17.2 million of merger and acquisition integration expenses ($6.4 million and $15.6 million USIS, $(0.2) million and $1.5 million International, and $0 million and $0.1 million Corporate); $5.7 million and $15.8 million of business optimization expenses ($3.1 million and $10.5 million USIS, $0 million and $(0.2) million International, and $2.6 million and $5.5 million Corporate); $0 million and $1.5 million adjustment for contingent consideration expense from previous acquisitions (USIS); and $0.2 million and $1.2 million of miscellaneous (International).

(3)	Represented costs associated with a project to transform our technology infrastructure.

(4)	For the three and twelve months ended December 31, 2015, consisted of the following adjustments to operating income: $0 million and $(0.5) million of miscellaneous (USIS).
For the three and twelve months ended December 31, 2014, consisted of the following adjustments to operating income: $8.1 million and $8.1 million charge for certain legal and regulatory matters ($1.3 million and $1.3 million International, $6.8 million and $6.8 million Corporate), $2.4 million and $3.9 million of expenses for sales and use tax matters ($0.7 million and $1.8 million USIS, $0.5 million and $0.9 million Consumer Interactive and $1.2 million and $1.2 million Corporate); and $1.4 million and $3.5 million of other miscellaneous items ($0 million and $0.5 million USIS, $1.1 million and $1.4 million International, and $0.3 million and $1.6 million Consumer Interactive).

(5)	Consisted of amortization of intangible assets from our 2012 change in control and amortization of acquired intangible assets that were established subsequent to our 2012 change in control.

(6)	Segment operating margin and Adjusted Operating Margin calculated using segment gross revenue. Consolidated operating margin and Adjusted Operating Margin calculated using as reported revenue.

SCHEDULE 6
TRANSUNION AND SUBSIDIARIES
Segment Depreciation and Amortization - Unaudited
(dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Depreciation and amortization:
USIS	$52.4	$48.4	$206.2	$174.7
International	12.5	14.7	55.1	51.0
Consumer Interactive	3.0	3.0	11.8	10.3
Corporate	1.3	1.0	5.3	5.2
Total depreciation and amortization	$69.2	$67.1	$278.4	$241.2